Exhibit 4.5

SILVERBACK ENTERPRISE GROUP, INC.

MARKET STANDOFF AGREEMENT

In connection with, and as consideration for, my receipt of shares of common stock (the “Common Stock”) or preferred stock (the “Preferred Stock”) of Silverback Enterprise Group, Inc. (the “Company”) from the Company on November 7, 2013, I, the undersigned, agree and represent as follows:

I hereby agree that I shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Preferred Stock, Common Stock (or other securities) of the Company held by me or otherwise in my possession during the one hundred and eighty (180) day period following the effective date of the registration statement relating to the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act of 1933 (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The obligations described in this Market Standoff Agreement shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with restrictive legends with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred and eighty (180) day (or other) period. I further agree to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Market Standoff Agreement.

[Signature page follows.]

I hereby sign this Market Standoff Agreement as of the date first set forth above.

/s/ ROBERT SVEC
Robert Svec

11/6/13
(date)